UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2016

TREE TOP INDUSTRIES, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-10210	83-0250943
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3887 Pacific Street, Las Vegas, NV	89121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 212.204.7926

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01: Other Events

Beginning February 1st, and throughout the remainder of the month, the management of Tree Top Industries, Inc. (“TTII”) held several meetings with the Go Fun Group Holdings, Ltd, (“Go Fun”) an integrated O2O (online to offline) supply-chain facilitated company, which operates in the retail restaurant and online food service business sectors and is based in Hong Kong. Go Fun also is engaged in the ‘Green’ food sourcing and logistics business, working with sustainable, local companies to further the science of healthy food preparation. Go Fun’s retail entries include traditional Chinese, Italian, and Japanese Steakhouse restaurants. The purpose of the ongoing exchange between TTII and Go Fun is to explore possible synergies, and facilitate investment in or acquisition of several of Go Fun’s operating units and/or assets. On February 15, 2016, TTII entered into a non-binding letter of intent with Go Fun to continue discussions and work on a mutual agreeable transaction and business plan, including a potential private placement for raising capital. We expect that further details will be worked out over the next three to four months.

About Tree Top Industries, Inc.; TTII is a publicly traded, holding company, based in part on Teledyne’s business model. TTII has subsidiaries and affiliates that include intellectual properties, proprietary systems, and trade secrets in the bioscience, clean tech, and global health technologies. TTII current status and moving forward strategy is in the development stage, acquiring companies & technologies using several different business paradigms, including exchange of stock, joint venture, and other partnership configurations. Corporate web site is located at http://www.ttiiob.com

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TREE TOP INDUSTRIES, INC.

Date: February 26, 2016	By:	/s/ David Reichman
David Reichman, CEO and Chairman of the Board

	By:	/s/ Kathy M. Griffin
Kathy M. Griffin, President and Director